UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/16/2009

Atlas America, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32169

Delaware	51-0404430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Westpointe Corporate Center One
1550 Coraopolis Heights Road
Moon Township, PA 15108
(Address of principal executive offices, including zip code)

412-262-2830
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 16, 2009, the Board of Directors of Atlas America, Inc. (the "Company") nominated Gayle P.W. Jackson and Mark C. Biderman as directors.

Ms. Jackson is President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies, a position she has held since 2004. Before joining Energy Global, from 2002 to 2004, she served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Asia, Central and Eastern Europe and Latin America. Ms. Jackson served as Deputy Chairman of the Federal Reserve Bank of St. Louis in 2004-05 and was a member of the Federal Reserve Bank Board from 2000 to 2005. Ms. Jackson has been a member of the managing board of Atlas Pipeline Partners GP since March 2005, and will resign from the managing board if she is elected to the Company's Board.

Mr. Biderman was Executive Vice President, Vice Chairman and, from 1999 to 2008, Chief Financial Officer of National Financial Partners Corp., a publicly-traded financial services company. Before that, Mr. Biderman was Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman is a Chartered Financial Analyst.

Ms. Jackson and Mr. Biderman were nominated to replace William R. Bagnell and Nicholas A. DiNubile, directors of the Company who determined not to stand for re-election at the Company's next annual meeting of its stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas America, Inc.

Date: April 22, 2009	By:	/s/ Lisa Washington
Lisa Washington
Chief Legal Officer and Secretary